Exhibit 99(p)(19)

Prudential’s Code of Conduct

MAKING THE
RIGHT CHOICES

MESSAGE FROM OUR CHAIRMAN AND CEO

At Prudential, we all share a tremendous responsibility and opportunity — to make lives better by solving the financial challenges of our changing world. Your commitment to fulfilling our shared purpose and delivering meaningful value to our customers and other stakeholders helps make financial security a reality for millions of individuals and families around the world.

Our long-standing pledge to do business the right way must remain at the heart of every customer interaction, decision and choice we make so that we live up to our purpose and deliver on our promises. Where we operate, who we serve and what solutions we provide will evolve just as our customers’ needs, expectations and our operating environment do. What will never change — can never change — is our commitment to responsible leadership and working with integrity.

These fundamentals have defined our approach to business from the day Prudential was founded more than 150 years ago. And we must hold true to those as we evolve to address new customer needs and technological advancements. As we continue to grow and serve customers worldwide, I know I can rely on you to uphold our resolute commitment to always do things the right way, every day.

Our Code of Conduct, Making the Right Choices, was developed to support you in your work every day. It provides a guide to understanding the ethical business practices we adhere to across the company — from how we operate to how we treat employees, customers and other stakeholders. It identifies the responsibilities we all share in meeting the company’s high ethical standards. In addition, it notes the many resources available to help as we deliver on our promises.

Thank you for your continued contributions and commitment to delivering on our promises and fulfilling our purpose.

ANDREW F. SULLIVAN

Chairman and Chief Executive Officer
Prudential Financial, Inc.

“Our long-standing pledge to do business the right way must remain at the heart of every customer interaction, decision and choice we make.”

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TABLE OF CONTENTS

OUR PURPOSE, PRINCIPLES AND CORE VALUES	3

Our Purpose Unites Us	3

Our Principles Guide Us	3

Our Core Values Are Our Foundation	3

OUR FUTURE IS POWERED BY OUR HERITAGE	4

WE DO THE RIGHT THING	5

What Is the Code?	5

Following the Code	5

Leading by Example	6

Seeking Guidance and Reporting Concerns	7

Speaking Up Without Fear	7

Protecting the Integrity of Prudential’s Financial Reporting	7

Making the Right Decisions	8

WE CHAMPION AN ETHICAL WORK ENVIRONMENT	9

Promoting a Work Environment Free from Harassment and Discrimination	10

Valuing and Respecting the Talents of Our Workforce	10

Providing a Safe and Healthy Work Environment	11

Prudential’s Commitment to Human Rights	11

Workplace Violence	11

Sustainability at Prudential	12

WE UNDERSTAND OUR RESPONSIBILITIES TO OUR CUSTOMERS	13

Treating Customers Ethically	14

Keeping Private Information Private	14

Securing Data and Information	14

Caring for Personal and Sensitive Information	15

Artificial Intelligence (AI)	15

Social Media Usage	15
WE DO BUSINESS THE RIGHT WAY	16

Competing with Integrity	17

Managing Risk	17

Avoiding Conflicts of Interest	18

Protecting Our Assets	18

Safeguarding Prudential Proprietary Information and Assets	18

Protecting Trademarks and Other Intellectual Property	19

Treating Gifts and Entertainment Responsibly	20

Refusing to Pay or Take Bribes or Kickbacks	20

Preventing Money Laundering	20

Insider Information	21

Communicating Responsibly	21

Engaging Third Parties Responsibly	22

ADMINISTRATION OF OUR CODE	23

Our Policies	24

Disciplinary Action	24

Voluntary Reporting to Government Agencies	24

CONTACT INFORMATION FOR RAISING ETHICAL CONCERNS AT PRUDENTIAL	25

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OUR PURPOSE, PRINCIPLES AND CORE VALUES

Our Purpose Unites Us

Our purpose speaks to more than 150 years of creating financial opportunities for individuals, families, institutions and communities. It highlights our ability to improve the quality of life for more people through small- and large-scale solutions.

We make lives better by solving the financial challenges of our changing world.

Our Principles Guide Us

While our purpose unites us, our principles guide us in everything we do. Our integrity, long-term focus, our ability to translate the potential of our talent and culture into superior execution, and our expertise in making and keeping promises represent Prudential’s unique combination of strengths.

We do the right thing.

Above all, we conduct ourselves in an ethical way, recognizing our role as a leader in the global community; we value the trust our customers, employees, investors, partners and communities place in us.

We take a long-term perspective.

We are committed to making lives better over the long term by providing solutions that stand the test of time; we anticipate the implications of our decisions now and in the future and take smart risks.

We win with talent, culture and execution.

Our diverse talent and inclusive culture give us an advantage in the marketplace and allow us to develop and execute on innovative solutions to address our customers’ challenges as they evolve.

We make and keep promises.

We manage our company well and are able to take on risk for our customers; we live up to our commitments; our ability to make lives better depends on keeping the promises we make over the long term.

Our Core Values
Are Our Foundation

Our core values fuel our ethical culture, drive our behaviors and reinforce our individual accountability to do the right thing every day and in every way.

Worthy of Trust

We keep our promises and are committed to doing business the right way.

Customer Focused

We provide quality products and services that meet our customers’ needs.

Respect for Each Other

We are inclusive and collaborative, and individuals with diverse backgrounds and talents can contribute and grow.

Winning with Integrity

We are passionate about becoming the unrivaled industry leader by achieving superior results for our customers, employees, shareholders and communities.

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OUR FUTURE IS POWERED
BY OUR HERITAGE

In 1875, Insurance Agent John Fairfield Dryden established the Prudential Friendly Society, the first U.S. company to make life insurance affordable to working-class people. The company sold Industrial Insurance, which provided funeral and burial expenses for low-income families. Since that time, Prudential has remained committed to helping people achieve financial wellness and peace of mind.

That commitment extends to our communities and society as a whole. By increasing access to financial solutions, identifying and addressing challenging issues, and driving innovation through impactful investments, we are bringing financial security within reach of more and more people and communities.

We have built our company on our proud heritage of keeping the promises we make. Our commitment to doing business the right way is how we continue to earn the trust of our customers, employees, investors, shareholders, regulators, communities and other stakeholders. That trust is one of our most valuable and long-standing assets. It is the foundation upon which we fulfill our purpose to make lives better by solving the financial challenges of our customers in a changing world.

In our collective pursuit of that purpose, we welcome change by questioning the status quo and inviting feedback and open dialogue. We relentlessly bring our customers’ perspectives into everything we do. And we embrace new technologies to enhance how we work, compete and exceed our customers’ expectations.

We are responsible global citizens who strive each day to conduct business in an environmentally and socially responsible manner. We are committed to partnerships and initiatives that promote sustainability and social and economic development. We welcome and encourage the incredible volunteerism of our global associates. This commitment benefits our stakeholders and the communities in which we live and work.

Prudential’s journey to make continuous improvements while working with high standards of ethics and integrity allows us to create value for our stakeholders and to make a positive, lasting difference in the world.

WE DO THE RIGHT THING

At Prudential, we are committed to doing business the right way. Our Code of Conduct, Making the Right Choices, will help everyone working for or on behalf of Prudential understand our expectations and conduct business in a way that is consistent with Prudential’s principles and values.

What Is the Code?

The Code of Conduct describes the company’s values, principles and expectations. It serves as a guide to support our everyday work, and provides an ethical decision-making framework for when we are faced with difficult situations. The Code underscores our commitment to doing business with the highest standards of ethics and integrity. Our Code applies to all employees and officers. We expect third parties doing business with or on behalf of Prudential to conduct themselves with this same level of honesty and integrity. The Code cannot address every issue that may be encountered, so we must be familiar with its principles and use it to guide our judgment and inform our actions.

Following the Code

Prudential expects its employees, sales associates and others associated with Prudential to understand their responsibilities to work with high ethical standards and integrity, and to support Prudential in doing the right thing. Our Code of Conduct communicates the general expectations for these behaviors. Specifically, Prudential expects everyone doing business with or on behalf of Prudential to:

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Act in an honest, fair, respectful and ethical manner.

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Make a personal commitment to conduct business with ethics and integrity, every day, in every situation.

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Act in the best interests of our customers, company, employees, partners and other stakeholders.

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Know, understand and comply with the letter and spirit of applicable laws, regulations and policies.

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Make business decisions based on what is right, not simply what is easy or expedient.

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Treat people professionally and with dignity and respect.

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Maintain a fair, professional, safe work environment free from discrimination, intimidation and harassment.

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Respect the diversity of each other’s talents, abilities and experiences, value the input of others, and foster an environment of trust, collaboration, inclusiveness and candor.

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Report suspected unethical or unlawful behavior promptly. See page 7 for reporting resources.

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Complete required company training on time.

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Respect and protect personal, confidential, sensitive and material nonpublic information.

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Be customer-obsessed and provide excellent customer service, and when complaints do occur, take them seriously and escalate the issues for quick remediation.

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Manage risk by understanding, identifying, communicating and mitigating issues arising out of our businesses.

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Leading by Example

Leaders and managers at Prudential have an increased responsibility to lead by example and be role models in the way they act, make decisions, handle concerns and different opinions, and set a rock-solid foundation for the trust that is placed in us by all our stakeholders. At a minimum, we expect all leaders and managers at Prudential to:

●	Role model the right behaviors and inspire others to do the same.

●	Create and maintain a work environment where everyone understands their responsibilities and ethical behavior is expected.

●	Promote and protect Prudential’s brand, name and reputation.

●	Make business decisions based on high ethical standards.

●	Establish and maintain controls and procedures that are current, effective and consistent with internal policies and the changing marketplace.

●	Recognize, acknowledge and consider ethical behavior when making employment-related decisions, including hiring, promotions, compensation and disciplinary actions.

●	Foster a speak-up culture so that everyone is comfortable raising concerns by encouraging open communication, building trust, escalating and resolving issues promptly, and upholding Prudential’s policy against retaliation.

●	Hold team members accountable for completing required company training on time.

If you want to be

inspired,

inspire others.

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Seeking Guidance

and Reporting Concerns

Seeking guidance and raising concerns promptly are the responsibilities of all employees and sales associates. If anyone associated with Prudential is aware of or reasonably suspects any unethical or unlawful behavior or practices, violations of laws, regulations or internal policies — including any accounting, internal accounting controls or auditing matters — the person is obligated to report this information promptly.

Reporters do not have to be certain that a wrongdoing or a violation has taken place to report it. We want employees and sales associates to raise questions and concerns in good faith so that they can be addressed. We should continue to escalate good faith concerns until we feel the concerns are being heard.

There are many options for employees, sales associates and others associated with Prudential to report a concern or seek advice:

●	Management

●	The People Team

●	Business Ethics Officer

●	Global Business Ethics (Ethics Office)

●	Ethics Help Line or Website
https://prudential.ethicspoint.com (Reporters may choose to remain anonymous where permitted by local law; see page 25 for additional information about reporting help lines.)

●	Compliance or Legal Contact

Be confident that Prudential takes questions and concerns seriously. Prudential ensures that appropriate procedures and, where applicable, grievance mechanisms are in place to receive, escalate and resolve concerns promptly and appropriately. Prudential investigates reports of misconduct thoroughly and confidentially, disclosing information only to those who need to know to resolve the issue. Prudential is committed to preventing the recurrence of misconduct. Individuals may also voluntarily communicate with or provide information to government agencies regarding potential violations of law without providing notice to or obtaining approval from Prudential. For more information, consult Prudential’s policies on reporting concerns and non-retaliation.

Speaking Up Without Fear

We know it takes courage to come forward and share concerns. Consistent with relevant legal protections, Prudential strictly prohibits retaliatory, threatening or harassing acts against anyone for reporting in good faith reasonably suspected unethical or unlawful behaviors or practices, and against anyone participating in an investigation.

Protecting the Integrity of Prudential’s Financial Reporting

Accurate and timely financial and accounting records are critical to the effective management of Prudential. We require that appropriate controls are in place to protect the integrity and reliability of our financial reporting information, and we comply with all applicable financial reporting and accounting laws. We do not permit the integrity of our records to be compromised in any way.

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Making the Right Decisions

If we face a difficult decision or are unclear what to do in a situation, following these steps can help us make decisions that will preserve the trust that others have placed in us.

PAUSE

Pausing before we act to consider how to approach the situation can help avoid hasty decisions and rationalizations and provide clarity on a course of action.

THINK

These questions can help us think through the various intended and unintended consequences of our actions or decisions:

Is it consistent with the law, internal policies, standards, procedures and guidelines?

Is it in the best interests of our customers, company, employees and other stakeholders?

Would it be okay if everyone did it?

If we can do it, should we do it?

Would I be proud if this action or decision was in the news?

ACT

Answering no to any of these questions may signify a situation with serious consequences. Act by discussing the situation promptly with management, the People team, compliance, law or the Ethics Office. These resources are available to provide guidance on making sound decisions for the long-term benefit of our stakeholders. There may also be times when the issue needs to be further escalated to arrive at a decision.

QUESTION: You don’t work in finance, but you suspect that our recordkeeping on a large initiative is not accurate. Is the financial integrity of Prudential’s records your responsibility?

ANSWER: Yes. Accuracy in recordkeeping is not the job of a particular function. We are all responsible for making sure that our company records are accurate, complete and appropriately documented. If you suspect an issue, it’s your obligation to report it.

QUESTION: You see a colleague do something that you think may be a violation of a Prudential policy, but you’re not sure and it doesn’t directly affect you. Should you say anything?

ANSWER: Yes. We rely on everyone associated with Prudential to report suspected violations of law, regulation or policy, or unethical behavior even if it doesn’t affect the employee making the report. A violation, left unreported, can cause damage to our reputation and puts our colleagues, our customers and the company at risk. Depending on what it is, it can also lead to regulatory and legal consequences. Even if you’re not sure, make a confidential report of concerns and suspected violations. It’s your responsibility. Prudential requires it and depends on our employees, sales associates and others to raise concerns. You may also voluntarily communicate with or provide information to government agencies regarding potential violations of law without providing notice to or obtaining approval from Prudential.

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WE CHAMPION AN ETHICAL WORK ENVIRONMENT

Prudential is committed to policies and practices that foster a work environment that upholds the highest standards of integrity. We are dedicated to creating an inclusive and respectful environment where we value each other’s contributions and believe that everyone should have an equal chance to succeed — this is essential to achieving our purpose.

QUESTION: There’s a person in your group who makes offensive jokes. You keep telling him not to do this, but he keeps ignoring you and says you have no sense of humor. What should you do?

ANSWER: You should report this to management, the People team, your business ethics officer, or the Ethics Office. Prudential is committed to a safe and respectful work environment. All Prudential employees are expected to conduct themselves professionally, to respect others at all times, and to contribute to a productive work environment that is free from harassing behaviors.

QUESTION: As the manager responsible for hiring, you’ve been reviewing resumes of candidates for a role involving communications with external parties. You and key members of your team have held interviews with promising candidates and narrowed down the individuals to the top three. The clear choice is a woman, and if hired, she would be the first woman to ever hold the position. Should that factor into your decision?

ANSWER: No. Managers must make all hiring decisions based on an applicant’s qualifications and without regard for gender or any other protected characteristic.

Promoting a Work Environment Free from Harassment and Discrimination

Prudential expects a work environment that is free from harassment of any kind or any other offensive or disrespectful conduct that makes employees feel uncomfortable. Our company complies with all local laws prohibiting harassment and expects that our employees and sales associates will do the same in all situations. The responsibility for maintaining a fair, professional and safe work environment free from discrimination, intimidation and harassment belongs to everyone associated with Prudential.

We will not tolerate unlawful discrimination of any kind in any aspect of the employment relationship, or when conducting Prudential business. This includes, but is not limited to, recruiting, hiring, compensation, access to training, promotion, discipline, termination of employment, work-related social activities, and other terms and conditions of employment.

Prudential also will not tolerate any conduct that creates an intimidating or hostile working environment, or that interferes with work performance. This includes any conduct that occurs on or off Prudential facilities. We also will not tolerate retaliation against anyone who complains in good faith about behavior or practices that are inconsistent with Prudential internal policies, standards, procedures and guidelines.

Prudential provides employment and advancement opportunities to all qualified individuals in accordance with applicable laws. When bringing new employees into the company, Prudential recruits and hires individuals in compliance with applicable laws, with a commitment to fairness to all candidates. Prudential hires individuals based on their job-related qualifications, merit and competence. The company has specific protocols for hiring individuals in each local operation and related to each job responsibility. For more information, consult Prudential’s policies on anti-discrimination, anti-harassment, and non-retaliation.

Valuing and Respecting the Talents of Our Workforce

At Prudential, we strongly believe that talent from different backgrounds and experiences provides the right mix of skills and expertise that allows us to grow and fulfill our purpose. For this reason, we actively seek out employees, vendors and business relationships from a deep pool of accomplished professionals eager to build on Prudential’s respected name in the financial services industry. What’s more, we strive to make Prudential an employer of choice through initiatives that support, inform, develop and increase the culture of inclusion, to create a work environment where all are empowered to contribute to our success. Through these efforts — which also extend to our surrounding communities — we honor the power of our people.

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Providing a Safe and Healthy Work Environment

Prudential is committed to creating and sustaining a culture that optimizes workplace health, well-being and safety. Everyone associated with Prudential is responsible for knowing and following our guidelines and any directions given by Prudential’s security and facilities staff, and reporting situations or conditions that threaten health or safety to the appropriate area or their manager.

As an employer, we comply with all applicable regulations.

Prudential’s Commitment to Human Rights

Prudential is fully committed to supporting and respecting the protection of internationally proclaimed human rights, and to avoiding the company’s involvement in any abuse of human rights around the globe. We believe we operate in accordance with the United Nations Universal Declaration of Human Rights and the International Labour Organization’s core conventions, and recognize and support the United Nations Guiding Principles on Business and Human Rights.

We expect that all customers, employees, agents, and business and supply chain partners will be treated with respect and dignity, and that our interactions with others will be free from abuse, discrimination and corruption. We do not tolerate forced labor, child labor, prison labor, human trafficking or slavery in any form. We expect that our business and supply chain partners similarly respect human rights and reject abuses of human rights.

Workplace Violence

Prudential is committed to maintaining a violence-free work environment. The company will not tolerate violence or threats of violence of any kind and will respond appropriately to ensure the maintenance of a safe and professional workplace. Workplace violence is any conduct that is sufficiently severe, offensive or intimidating to cause an employee to reasonably fear for their personal safety, the safety of their family, friends or coworkers, or damage or destruction of property. Further, it includes such behavior that results in a hostile, abusive or intimidating work environment. It is important to recognize and report behaviors of concern observed in and outside of the workplace that constitute workplace violence. We can all help each other create a safer work environment and prevent workplace violence. Please contact Global Security, email gscc@prudential.com, call your local Security Services or People team contact, or make an Ethics report at prudential.ethicspoint.com.

QUESTION: You sit next to one of your colleagues and have observed her drinking alcohol and taking some pills during working hours. As part of her job responsibilities, she often drives from office to office during the day. You are concerned. What should you do?

ANSWER: You should not compromise when it comes to the safety of our employees and work environment. Share your concerns with your manager, the People team or the Ethics Office so that Prudential has an opportunity to provide support, if needed, to this employee.

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Sustainability at Prudential

Since Prudential’s founding more than 150 years ago, delivering on our promises has required a sustainable business approach. We recognize that addressing our top sustainability risks and opportunities is important to our long-term business success and to the success of our many stakeholders.

Our annual Sustainability Report offers details on our business stewardship practices such as product innovation, employee well-being, volunteering and community engagement, data privacy and cybersecurity, ethics and compliance, environmental stewardship, and more.

Every employee has a role to play in our progress, whether that is using natural resources cost-effectively or helping to foster a fair and inclusive work environment or supporting the financial security of our customers. The everyday actions at the heart of Making the Right Choices underpin the foundation of trust that fuels our continued progress. For more information, consult Prudential’s Sustainability Report.

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WE UNDERSTAND OUR RESPONSIBILITIES
TO OUR CUSTOMERS

We believe that doing the right thing means we focus on bringing our customers’ perspective into everything we do. It means putting our customers first — listening and responding to what they want and need, personalizing the customer experience and anticipating their future needs. We expect that every employee and sales associate at Prudential will create a positive experience for our customers as we help them solve their financial challenges.

QUESTION: You are a sales associate for Prudential. You notice a piece of information is missing from a form signed by your customer. Since you know what should be filled in based on your conversation with the customer, should you complete the form yourself?

ANSWER: If the customer — not the sales associate — is required to fill in that information, you should not complete the form. You should inform the customer that the application is not yet complete and cannot be submitted for processing until he or she completes all the necessary information. When an organization and an individual do the right thing instead of what’s easier or expedient, both gain the value of a reputation for integrity.

Treating Customers Ethically

In addition to complying with applicable laws and regulations, we expect everyone associated with Prudential to hold themselves to high ethical standards. We are expected to act professionally and respectfully, to listen carefully and quickly respond to customer inquiries and requests, and to produce high-quality products, solutions and services.

We use fair and honest practices in advertising, marketing and customer service interactions, provide customers with clear, accurate information and deliver on our short- and long-term promises. Prudential’s internal policies specify how Prudential’s products, services and solutions can be marketed or sold. We have strict guidelines regarding the required licensing, communications and behavior of those who have the significant responsibility for selling our products, services and solutions.

Customer complaints are promptly reported, reviewed and resolved in accordance with company policies and applicable laws. For more information, consult Prudential’s policies on sales practices.

Keeping Private Information Private

Securing Data and Information

We are diligent about protecting the data entrusted to us and our operating environment. Prudential’s global information security and privacy programs establish controls and standards concerning the collection, use, storage, transfer and security of data. To best protect our customers’, employees’ and the company’s interests, those with access to Prudential systems are expected not only to know their responsibilities in supporting the company’s data protection efforts, but also to understand the specific ways they can help prevent cyberattacks and/or privacy breaches. For example, we should know the source before opening emails and attachments. Further, we should not send Prudential business records, including emails, to personal or other non-business-related external accounts or repositories.

We continually evaluate and evolve the technologies, processes, controls and intelligence to prevent, detect and respond to cyber threats and attacks. Everyone associated with Prudential is expected to report activity that puts our data and operating systems at risk.

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Caring for Personal and Sensitive Information

To retain the trust placed in us, it is our duty to protect the personal information of our customers, employees and others with whom we conduct business. We respect and honor their privacy as described in our policies and in accordance with applicable laws.

Employees and all others associated with Prudential who have access to personal information are required to keep this information secure and confidential, to use it in accordance with applicable privacy notices or contractual requirements and to restrict access to those who have proper authorization and a legitimate business need to know.

Prudential informs its customers, employees and others with whom we conduct business about our privacy practices through several channels and works to honor consumer rights as required by applicable laws and regulations. We provide privacy notices to consumers, employees and customers consistent with legal requirements and explain how Prudential generally collects, uses, stores, transfers and secures personal information. For more information, consult Prudential’s privacy policies.

Artificial Intelligence (AI)

An AI system makes content, predictions, recommendations or decisions influencing real or virtual environments based on a given set of human-defined objectives. AI systems are designed to operate with varying levels of autonomy. At Prudential, AI helps us create and preserve value for our customers, employees and investors. Prudential’s Ethical Principles for AI provide the foundation for trust and transparency throughout our design, development, purchase, validation, deployment, use and monitoring of AI.

Social Media Usage

Prudential recognizes the importance of communicating with clients, customers, colleagues and the public through digital media, including social media platforms. While social media can be an effective way to connect with others, it must be done in compliance with all applicable laws, rules and regulations, the policies and terms of the online/social networking venue, and Prudential policies, standards and guidelines, as well as Prudential’s Anti-Discrimination, Anti-Harassment and Non-Retaliation policies. Please contact Prudential Communications at prudential.communications@prudential.com if you see or receive concerning posts or comments about the company’s business or affairs. Do not respond directly. For more information, consult Prudential’s policies on social media, digital communications and acceptable use.

QUESTION: You posted comments on Facebook and Instagram about a business conversation you had with a Prudential customer and mentioned that customer by name and stated she is a customer. You did not reveal any other information, so that was okay to do, right?

ANSWER: No. This is a violation of the company’s privacy policy. Prudential requires that all personal information about its customers and employees — and employees of our vendors and business partners — be kept secure and confidential, including the fact that a customer relationship exists.

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WE DO BUSINESS THE RIGHT WAY

Prudential’s long-term perspective as to how we conduct business is one of the reasons we have been around for 150 years. Selling products, solutions and services we can be proud of, making ethics and integrity a priority in our business practices, and requiring high ethical standards of third parties are some of the ways we will sustain our business over the long term and keep the promises we make.

Competing with Integrity

Prudential does not engage in conduct that interferes with free and fair competition or otherwise may violate antitrust and unfair competition laws. We must not use, disclose or obtain any confidential information to or from competitors, except through proper benchmarking or other approved methods that are intended to comply with antitrust laws. We do not utilize the intellectual property of others without having the appropriate rights. For more information, consult Prudential’s policies on anti-trust, anti-competition, intellectual property, and third-party ownership, protection and use.

Managing Risk

Prudential is in the business of managing risks. We are committed to understanding, identifying and mitigating risks that may arise out of the services we perform and the products we sell/administer. We bring together a broad array of talent and expertise across the organization to collaborate and analyze potential outcomes and decisions to effectively manage risk. We also periodically review and assess our risks and programs. Prudential expects each of us to timely communicate and escalate any questions or disagreements about the risks we are taking or the ways in which we are managing risk.

QUESTION: You think a senior leader is abusing his or her power to cover up a mistake that was made on a project. What should you do?

ANSWER: The level of an employee or associate at Prudential does not excuse behavior inconsistent with our Code of Conduct. You should report the concern; it’s your responsibility. Prudential will review the concern without regard to the level of the potential offender. Leaders will be held to higher standards of conduct, as they should role model the right behaviors.

QUESTION: You used to work as an IT consultant before you were hired by Prudential. You want to continue working with your clients during the evenings and weekends. None of your clients are customers of or in competition with Prudential. Is this permitted?

ANSWER: It depends. You will need to disclose all the relevant details regarding your outside business activity to your manager and other approvers, who will decide if there is an actual or potential conflict. Given that your business is not competing with Prudential, nor sharing the same customers, it is possible you may be allowed to continue your outside business, but with specific conditions, such as not doing this business on company time, not using company resources or not holding yourself out as a Prudential employee while working with your clients.

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QUESTION: You are employed by Prudential and are responsible for hiring third parties for company projects. You receive a bid from a company owned by your neighbor and friend. What should you do?

ANSWER: You need to avoid creating a personal conflict of interest, or the appearance of one, in business dealings. The company’s interests have to come first. You should disclose to your manager that you have a relationship with the owner. You may need to recuse yourself from the selection process. The company’s bid should be given the same consideration as other third parties so that the most appropriate service provider for the project is selected.

QUESTION: You are attending a weekly continuing education business class. Your professor thinks it is important for students to use real-world examples in class. You have heard that the company might be acquiring a company in the life insurance area. If you do not tell anyone the name of the company being considered for purchase, can you share this information with your classmates?

ANSWER: No, you may not share this information. This information is confidential. Premature disclosure of sensitive company information could cause the company harm and may be unlawful. You must be careful not to discuss confidential or material nonpublic information, such as a potential acquisition, in public places. It is also important not to reveal confidential information to anyone who does not have a need to know. This includes coworkers, sales associates, business partners, consultants, nongovernmental third parties and personal acquaintances.

Avoiding Conflicts of Interest

All employees and sales associates are required to disclose any activities, interests or affiliations that conflict with or appear to conflict with the interests of Prudential, its shareholders, customers or other stakeholders. This may include personal investments, business dealings, relationships, political contributions, involvement in certain crimes, family activities or outside activities — such as second jobs or sitting on a board — that may impact their objectivity or ability to make impartial business decisions, or that may jeopardize Prudential’s ability to conduct business.

We are also required to identify and document institutional conflicts of interest that may arise within Prudential. Institutional conflicts of interest are situations in which the company has an incentive to serve one interest at the expense of another. Examples include serving the company’s interest over the customer’s interest and serving one customer to the detriment of another customer. For more information, consult Prudential’s policies on conflicts of interest.

Protecting Our Assets

Safeguarding Prudential Proprietary Information and Assets

Prudential’s assets include everything that the company owns or uses to conduct business. Employees and sales associates are entrusted with the care of these assets and must be proactive in safeguarding them from loss, damage, theft, waste and improper use. Protecting proprietary information and assets is critical to preserving Prudential’s reputation and to meeting our obligations to our customers, shareholders and other stakeholders. We are expected to take appropriate measures to protect confidential, privileged, proprietary and sensitive business-related information. We only share this type of information on a need-to-know basis and in furtherance of Prudential business.

To help us protect our assets, be mindful of ethical standards, laws, and preferred business practices when engaging in business-related communications, regardless of the form (written, email, intranet or internet, conversation or in presentations). Observe Prudential’s standards for information security and technology to prevent unauthorized or improper use of code, software, or information technology systems. For more information, consult Prudential’s policies on digital communications and acceptable use.

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Protecting Trademarks and Other Intellectual Property

The Prudential and PGIM names and iconic Rock symbol represent the relevance, expertise and strength of Prudential’s business. Prudential’s brand and other intellectual property are significant and valuable corporate assets that must only be used for permissible purposes. To maintain the value and integrity of Prudential’s intellectual property, employees and all others associated with Prudential are expected to implement appropriate controls and to seek permission before using or allowing others to use Prudential’s intellectual property. Employees are also expected to confirm they have authority to access and use third-party intellectual property for their business purpose.

QUESTION: Your friend, a former Prudential colleague, now works for a competitor. She wants to recreate for her new employer some forms and spreadsheets she created while working at Prudential. She asks you for electronic copies of the documents. Is it okay to send them to her?

ANSWER: No. Even though the materials were created by the former employee, they belong to the company. Sending this information would be a breach of your obligations to Prudential, would violate our Code of Conduct and our policies, and could potentially create legal consequences.

Employees must keep all Prudential information secure and must not disclose it to anyone inside or outside of the company unless they are expressly authorized to do so or the disclosure is made to voluntarily provide information to a government agency regarding potential violations of law. You should know and understand your obligations to Prudential regarding confidential and proprietary information.

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QUESTION: Our new vendor wants to send a welcome gift card to each member of your department as a thank-you. They ask for a list of the members of your team and their work email addresses. What should you do?

ANSWER: Before doing anything, check the anti-corruption and anti-bribery policy to determine if the gift or entertainment is possible. Then connect with your law or compliance partner on any additional compliance issues.

Bribery usually involves giving or offering money, a gift or something else of value in order to obtain or retain a commercial advantage or to induce or reward the recipient for acting improperly or where it would be improper for the recipient to accept the benefit. Bribery can also take place when the offer or giving of a bribe is made by or through a third party, e.g., an agent, representative or intermediary. Both the giving and receiving of bribes are prohibited.

Corruption is any activity that involves misusing a position of power for an improper personal or business advantage, whether in the public or private sectors.

Facilitation Payment is a payment, typically small in nature, made to secure or expedite the performance of a routine or necessary action to which the payer has legal or other entitlement.

Treating Gifts and Entertainment Responsibly

The exchange of gifts and offers of entertainment are common business practices, but sometimes a well-intentioned gift or offer can be misinterpreted or suggest something improper. Prudential employees and sales associates are expected to know and understand the guidelines governing gifts and entertainment applicable to them and to avoid any action that can be perceived as improper or giving them or the company an unfair advantage.

Prudential also expects its employees and sales associates to follow the applicable guidelines for political contributions and entertaining politicians and government officials. For more information, consult the gift and entertainment guidelines found in Prudential’s policies on gifts and entertainment and anti-corruption and anti-bribery.

Refusing to Pay or Take Bribes or Kickbacks

Prudential has policies that expressly define and prohibit bribery, corruption and facilitation payments. Everyone representing Prudential, regardless of level or function, is responsible for understanding and complying with Prudential’s policies, the Foreign Corrupt Practices Act and the applicable local anti-bribery/anti-corruption laws. For more information, consult Prudential’s policies on anti-corruption and anti-bribery.

Preventing Money Laundering

Generally, money laundering involves disguising assets/money obtained through illegal means by moving them through legitimate channels such as banks, broker-dealers and insurance companies to clean (launder) the assets/money. Money laundering may be used to convert and launder illicit proceeds from a wide range of illegal activities.

Prudential will not knowingly engage in financial transactions that involve proceeds from money laundering or that support terrorist activities (commonly referred to as “terrorist financing”) or engage in any transaction in violation of U.S. Office of Foreign Assets Control regulations or similar laws in non-U.S. jurisdictions. Given the important role we play in detecting and preventing money laundering in our daily work, we are expected to know Prudential’s customers, to maintain required well-documented information throughout the relationship and to know the nature and purpose of all financial transactions. For more information, consult Prudential’s policies on anti-money laundering and sanctions.

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Insider Information

Prudential recognizes that trading based on material, nonpublic (or “inside”) information is not only unfair, it is illegal. Employees and others may have information about our company, or companies with which we work, that is not known by the public. But if it were, it could influence someone to buy, sell or hold stock. That knowledge makes us insiders, and trading on this inside information is against the law. Employees and relevant third parties are responsible for knowing the types of information considered inside information. Examples include nonpublic information about mergers or acquisitions, sales or earnings results, financial forecasts, changes to the executive management team, pending lawsuits, or major wins or losses. For more information, consult the company’s policies on insider trading.

Communicating Responsibly

Prudential expects its employees and sales associates to use its digital communications and internet connections in a lawful and ethical manner consistent with internal policies and standards. These policies may also apply to use of personal electronic devices that are connected to Prudential’s systems.

Employees and sales associates are required to use Prudential systems to send and receive all substantive business communications. While employees should avoid using these systems for non-business purposes, occasional personal use of Prudential systems is permitted if it does not interfere with Prudential’s business and is not otherwise prohibited by internal policies and standards. Employees and sales associates should not expect privacy when using Prudential systems.

Only certain employees are authorized to communicate on behalf of Prudential. Please refer all media requests to Prudential Communications at prudential.communications@prudential.com or a local Communications contact.

QUESTION: You saw a blog post that is critical of one of our products and contains misinformation. Should you respond and provide correct information on behalf of Prudential?

ANSWER: No. Unless you are an authorized spokesperson, you should notify Prudential Communications, and they will address the situation.

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Engaging Third Parties Responsibly

Prudential does business with third parties who must conduct themselves with high standards of ethics and integrity. Prudential has established governance for assigning and managing risks. We require third-party arrangements that are negotiated and in the best interests of Prudential, which are granted based on merit using fair and ethical processes. Through third-party risk management standards, we define a framework and requirements for a comprehensive program to effectively and consistently manage risks throughout the third-party life cycle.

Prudential is committed to conducting business in an honest and ethical manner and with the highest standards of integrity and accountability in all countries in which we operate. As set out in Prudential’s Supplier Code of Conduct, we expect that our contractors, consultants and vendors (collectively, “Suppliers”) conduct themselves with this same level of honesty and integrity in the provision of all goods, services and business activities undertaken for the company. Consistent with its values, Prudential expects Suppliers to demonstrate their commitment to ethical, humane, socially responsible and legally compliant business practices.

Prudential provides equal opportunity to all suppliers to compete for our business and makes every effort to fully utilize them. Prudential will continue establishing agreements with suppliers who share our vision and dedication regarding inclusion.

ADMINISTRATION OF OUR CODE

Prudential’s Code of Conduct, Making the Right Choices, is a guide to assist in making ethical decisions. While not intended to be all-inclusive, or to address every situation that may arise in the conduct of Prudential’s business, it provides a framework and structure to guide business decisions and meet the company’s ethical standards. High standards of ethics and integrity are core to our purpose-driven journey to tackle the toughest problems so that we can help change the world for the better.

The Code applies to the extent permissible under the laws and/or regulations of the countries where we do business. If any portion of Making the Right Choices is inconsistent with any law and/or regulation, such law and/or regulation shall prevail. Reference to “regulations” in Making the Right Choices includes laws, codes and other similar requirements. Employees and sales associates should contact their compliance and/or legal contacts for further information as needed.

The Code, like all Prudential’s policies, is not intended to constitute or create a contract of any type between Prudential and its employees, sales associates or anyone else providing services to or acting on behalf of Prudential.

Our Policies

Prudential maintains a well-controlled operating environment including a series of formal policies. They are designed to guide employees and sales associates in the conduct of Prudential business. Some policies even apply to the actions of our family members, such as those that relate to conflicts of interest and securities trading. Adherence to all internal policies is critical to our ability to make the right decisions and fulfill our purpose.

Employees and sales associates are expected to consult other applicable internal policies, standards and procedures specific to their businesses and corporate centers as well as other materials, such as compliance manuals, People team policies, expense manuals, etc. These resources may be available electronically or can be obtained, as applicable, from management, the People team, or compliance and/or legal contacts. These resources can help in understanding Prudential’s expectations.

Board members and associates of affiliated companies in which Prudential controls a majority stake are also subject to Prudential policies. In many instances, third parties and contractors who do business with Prudential will also be asked to affirm that they understand and agree to comply with terms of engagement that encompass the principles set forth in these policies.

Disciplinary Action

Prudential uses disciplinary processes that treat employees and sales associates fairly. Behavior inconsistent with the company’s Code of Conduct, policies, laws and/ or regulations may lead to disciplinary action, up to and including termination, unless otherwise prohibited by applicable law. The company pursues those who attempt or commit crimes and other unlawful acts and refers them for prosecution or to government agencies, as appropriate.

Voluntary Reporting to Government Agencies

All individuals who are subject to this Code of Conduct and Prudential policies may voluntarily communicate with or provide information to government agencies regarding potential violations of law without providing notice to or obtaining approval from Prudential. Nothing in this Code of Conduct is intended to or should be interpreted to preclude any individual from exercising these rights.

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CONTACT INFORMATION FOR RAISING ETHICAL CONCERNS AT PRUDENTIAL

External ethics reporting website: https://www.prudential.ethicspoint.com

Help Lines are operated by independent third parties and are available 24 hours a day, 7 days a week, in multiple languages. Reporters may choose to remain anonymous where permitted by local law. In some countries, the scope of what is permitted to be reported through the Help Line may vary.

Argentina	0800-345-0471

Australia	1800430985

Belgium	0800 71 268

Bermuda	1-844-880-7274

Brazil	0212-018-6946

Brazil Local Statutory Line	0800-881-9416

Canada	8339087844

China	400 120 8500

France	0801 13 02 61

Germany	0800 0827327

Hong Kong	800963971

India	022 5097 2955

Indonesia	021 50918401

Ireland	1800458092
Italy	800940303

Japan	0800 300 1890

Korea	00744008

Luxembourg	80024603

Mexico	800 880 1739

Netherlands	0800 0229451

Singapore	8004923085

Spain	900751383

Switzerland	0800 333 005

United Arab Emirates	8000120103

United Kingdom & Northern Ireland	0800 031 8104

United States	1-800-752-7024

Global Business Ethics Mailing Address:
Prudential Financial, Global Business Ethics
751 Broad Street, Newark, NJ 07102, USA
ethics@prudential.com

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Global Business Ethics, 751 Broad Street, Newark, New Jersey 07102, USA, ethics@prudential.com, 1-800-752-7024

Prudential Financial, Inc. of the United States is not affiliated in any manner with Prudential plc, incorporated in the United Kingdom, or with Prudential Assurance Company, a subsidiary of M&G plc, incorporated in the United Kingdom.

Rev. April 2026